Exhibit 99.1

Contacts:

Richard D. Katz, M.D.	Stephanie Marks
EVP, Finance and Corporate Development;	Lazar Partners, Ltd.
Chief Financial Officer
Icagen, Inc.
(919) 941-5206	(212) 867-1762
rkatz@icagen.com	smarks@lazarpartners.com

ICAGEN REPORTS TOP LINE RESULTS OF

PHASE IIA STUDY OF SENICAPOC IN ALLERGIC ASTHMA

RESEARCH TRIANGLE PARK, NC, September 1, 2009 – Icagen, Inc. (NASDAQ: ICGN) reported today top line results of a randomized, double-blind, placebo-controlled, proof-of-mechanism Phase IIa study of senicapoc in allergic asthma. Senicapoc reduced the late asthmatic response (LAR) to a challenge of inhaled allergen, the primary endpoint of the study, as determined by the decline in FEV1, the volume of air that can be forcibly exhaled in one second. The improvement in the average decline in FEV1 was 29% (p=0.06), in the maximum decline (18%, p=0.15), and in the area under the curve (28%, p=0.08) of FEV1. Compared to their respective baselines, patients receiving senicapoc demonstrated an improvement in all measures of the LAR, while those receiving only placebo treatments had no improvements in any measure of the LAR. The magnitude of the observed responses matched that anticipated in the study design, but the greater than expected inter and intra-patient variability resulted in a reduction of the power of the study.

A total of 34 patients with demonstrated asthmatic responses to inhaled allergen were enrolled at two clinical research centers in the United Kingdom. Patients were randomized equally to receive either senicapoc or placebo administered orally once daily following an initial loading dose for a treatment period of approximately two weeks. An allergen challenge was conducted at screening to evaluate the baseline LAR, and again at the completion of the treatment period to determine changes in LAR by measuring changes in FEV1. Thirty one patients were evaluable for the study endpoints.

A secondary endpoint, the fraction of exhaled nitric oxide, a measure of airway inflammation that is typically elevated in asthmatic patients, was reduced by 24% (p=0.10) among patients who received senicapoc, compared to patients who received placebo. An additional secondary endpoint, the early asthmatic response was unchanged, as expected from preclinical studies. Consistent with other studies conducted to date, senicapoc was found to be well tolerated, and there were no serious adverse events in the study. Additional analysis and review of the data are ongoing. The Company plans to present the complete results of the study at an upcoming scientific conference.

As previously reported, the Company has completed enrollment in a randomized, double-blind, placebo-controlled trial of senicapoc in patients with exercise-induced asthma. A total of 69 patients were enrolled at several clinical research centers across the US. The primary endpoint is a comparison across treatment arms of the change in FEV1 after exercise. Secondary endpoints include changes in pre-exercise pulmonary function and asthma control as assessed by a questionnaire. Results from this second proof of concept study are expected during the fourth quarter of this year.

“We are pleased with the results of this study, and believe that they justify further evaluation of senicapoc as a novel approach to the treatment of asthma,” said Seth Hetherington, M.D., Senior Vice President of Clinical and Regulatory Affairs. “We believe that the combination of the reduction in LAR among the senicapoc-treated patients, along with the improvement in the fraction of exhaled nitric oxide, is consistent with the potential for an anti-inflammatory effect of senicapoc, a selective blocker of the KCa3.1 channel.”

About Senicapoc

Senicapoc is a novel, orally administered compound that selectively blocks the KCa3.1 channel, which is present in cells important to the inflammatory process of asthma including mast cells, neutrophils, lymphocytes, epithelial cells and airway smooth muscle cells. Blocking the KCa3.1 channel limits the influx of calcium into these cells. Such calcium influx is a trigger for inflammation, including the release of cytokines (chemicals that mediate inflammation) from immune system cells. Senicapoc has been tested in multiple Phase I studies and has been well tolerated at all doses studied.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2009. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; general economic and financial market conditions; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and neuropathic pain and senicapoc for asthma, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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